Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

ALBEMARLE FIRST BANK AND PREMIER COMMUNITY BANKSHARES, INC.

ANNOUNCE SHAREHOLDER APPROVAL OF MERGER

Charlottesville, Virginia and Winchester, Virginia -- May 26, 2006.  Albemarle First Bank (NASDAQ: AFBK) and Premier Community Bankshares, Inc. (NASDAQ:  PREM) announced today that the shareholders of Albemarle First Bank approved the Agreement and Plan of Merger dated January 12, 2006 by and between Rockingham Heritage Bank and Albemarle First Bank, joined in by Premier Community Bankshares, Inc., that provides that Albemarle First Bank will merge with and into Rockingham Heritage Bank, as subsidiary of Premier Community Bankshares, Inc., subject to certain terms and conditions.  If regulatory approvals are obtained as anticipated, the merger is expected to close on or about July 1, 2006.

“The greater Charlottesville market provides another dramatic market for our holding company,” said Donald L. Unger, President and CEO of Premier Community Bankshares, Inc.  “The expected merger will place Premier with total assets greater than $800 million.  We firmly believe that being in the right place, at the right time, with the right people is the key to our success.  The right people are in place to develop this market to the next level and beyond.”

The shareholder approval was obtained at a special meeting of Albemarle First Bank shareholders held by Albemarle First Bank on May 25, 2006.  Under the previously announced terms of the transaction, Albemarle First Bank shareholders may elect to receive for each share of Albemarle First Bank common stock which owned either (i) $15.80 in cash or (ii) a to-be-determined portion of a share of Premier Community Bankshares common stock depending on the average closing price of Premier Community Bankshares common stock prior to the merger.  As a result, Albemarle First Bank shareholders may elect to receive cash, Premier Community Bankshares common stock or a combination of cash and Premier Community Bankshares common stock for their shares of Albemarle First Bank common stock, subject to the allocation and proration procedures set forth in the merger agreement.  The deadline for Albemarle First Bank shareholders to make an election to receive cash or shares of Premier Community Bankshares (or a combination of cash of Premier Community Bankshares stock) is 5:00 p.m. Eastern Time on Monday, June 19, 2006.

Prior to the shareholder election deadline, Albemarle First Bank shareholders may submit an Election Form and Letter of Transmittal to the Exchange Agent, Registrar and Transfer Company, with respect to all shares then owned.  Provided that the Election Form and Letter of Transmittal, together with their stock certificates or properly completed notices of guaranteed delivery, are received by the Exchange Agent in proper form prior to the shareholder election deadline, Albemarle First Bank shareholders may make an election with respect to their Albemarle First Bank shares regardless of when those shares were acquired.

Information about Premier Community Bankshares and Albemarle First Bank

Premier Community Bankshares has filed with the Securities and Exchange Commission a registration statement on Form S-4/A to register the shares of Premier’s common stock to be issued to the shareholders of Albemarle First Bank in connection with the transaction.  The registration statement includes a proxy statement/prospectus that was mailed to the shareholders of Albemarle First Bank seeking their approval of the proposed merger.  The proxy statement/prospectus contains important information about Premier, Albemarle First Bank and the merger and about the persons soliciting proxies from Albemarle First Bank’s shareholders in the merger, including the officers and directors of Albemarle First Bank, and their interests in the merger, such as their stock ownership in Albemarle First Bank.  Additional information about Albemarle First Bank’s directors and executive officers is included in Albemarle First Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as amended, which was filed with the Board of Governors of the Federal Reserve System and is available on Albemarle First Bank’s website at www.albemarlefirstbank.com and at the Albemarle First Bank address provided below.

Premier and Albemarle First Bank urge the shareholders of Albemarle First Bank and other investors to read the registration statement on Form S-4/A and the proxy statement/prospectus included in the registration statement on Form S-4/A, and any other relevant documents filed with the SEC in connection with the transaction, because they contain important information about Premier, Albemarle First Bank and the transaction.

Shareholders and investors may obtain free copies of the proxy statement/prospectus and other documents related to the merger, filed with the SEC, through the SEC’s web site at www.sec.gov.  Free copies of the proxy statement/prospectus and other relevant documents also may be obtained by directing a request by telephone or mail to the following:

Premier Community Bankshares, Inc. 4095 Valley Pike Winchester, Virginia 22602 Attention: Frederick A. Board, CFO Telephone Number: (540) 869-6600	Albemarle First Bank P.O. Box 7704 Charlottesville, Virginia 22906 Attention: Thomas M. Boyd, Jr. Telephone Number (434) 973-1664

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  The statements relate to, among other things, the anticipated closing date of the transaction.  These forward-looking statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in these forward-looking statements.  Factors that might cause such a difference include: the ability of the companies to obtain the required regulatory approvals for the transaction; the ability of the companies to consummate the transaction; the ability to successfully integrate the companies following the transaction; a material adverse change in the financial condition, results of operations or prospects of either company; the ability to fully realize the expected cost savings and revenues or the ability to realize them on a timely basis; the risk of borrower, depositor and other customer attrition after the transaction is completed; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and other risk factors referred to from time to time in filings made by Premier with the Securities and Exchange Commission and Albemarle First Bank with the Board of Governors of the Federal Reserve System.  Premier and Albemarle First Bank undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.